Exhibit 99.1

FOR IMMEDIATE RELEASE
June 23, 2004
CONTACT: Jerry L. Calvert
(864) 594-5690 (Work)
(864) 590-8858 (Cell)

First National Bank of Spartanburg Exceeds $200 Million in Total Assets –

First National Bank of Spartanburg reported today that it has exceeded $200 million in total assets.

Jerry L. Calvert, President & CEO, said, “We are pleased to announce that First National has surpassed this significant milestone after just over four years of operation through our three Spartanburg branches and our new loan production office in Greenville. Our employees, directors, shareholders, customers and our banking communities have all contributed to this achievement.”

Mr. Calvert continued, “We are one of the fastest growing banks in the Southeast and we are continuing to evaluate additional opportunities for growth. We look forward to reporting more success stories in the near future.”

First National Bancshares, Inc. is a bank holding company based in Spartanburg, South Carolina. Its stock is quoted on the OTC Bulletin Board under the symbol FNSC. It was incorporated in 1999 to conduct a general banking business through its wholly-owned subsidiary, First National Bank of the South.

First National Bank of the South provides a wide range of financial services to consumer and commercial customers through two divisions. The Spartanburg banking division operates three full-service offices in Spartanburg County under the name First National Bank of Spartanburg. The small business lending division operates under the name First National Business Capital. The division is based in Greenville and provides small business lending services to customers in the Carolinas and Georgia. First National also offers trust and investment management services to its customers through Colonial Trust Company which has offices in Spartanburg and Greenville. Additional information about First National is available on its web site at www.firstnational-online.com. First National’s stock price closed at $21.00 on June 21, 2004.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future growth and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected non-interest expenses or excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. First National undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.